UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              TERA COMPUTER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   88076P-10-8
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 88076P-10-8                                          Page 2 of 4 Pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ALAN O. MAXWELL
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [   ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               94,998
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              125,136
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               94,998
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              125,136
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      220,134
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                Page 2 of 4 Pages

                                  Schedule 13G
                                  ------------

Item 1(a): Name of Issuer:
--------------------------

     Tera Computer Company

Item 1(b): Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

     2815 Eastlake Avenue East
     Seattle, WA 98102

Item 2(a): Name of Person Filing:
---------------------------------

     Alan O. Maxwell

Item 2(b): Address of Principal Business Office:
------------------------------------------------

     P.O. Box 1-U
     Eugene, OR 97440

Item 2(c): Citizenship:
-----------------------

     U.S.A.

Item 2(d): Title of Class of Securities:
----------------------------------------

     Common Stock

Item 2(e): CUSIP Number:
------------------------

     88076P-10-8

Item 3: Type of Reporting Person:
---------------------------------

     Not applicable.

Item 4: Ownership:
------------------

     As of December 31, 1997, the reporting person was the beneficial owner of, and had the sole power to vote and to direct the disposition of, 94,998 shares of common stock. In addition, the reporting person was the beneficial owner as joint tenant with his spouse, and had the shared power to vote and to direct the disposition of, 125,136 shares of common stock. In the aggregate, the reporting person beneficially owns 220,134 shares of common stock, or 2.3% of the outstanding shares of the Issuer's common stock.


                                Page 3 of 4 pages

     Reporting Person expressly disclaims beneficial ownership of 34,536 shares of common stock beneficially owned by Carrol W. Maxwell, his spouse.

Item 5: Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6: Ownership of More than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

     Not applicable.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
------------------------------------------------------------------------------

     Not applicable.

Item 8: Identification and Classification of Members of the Group:
------------------------------------------------------------------

     Not applicable.

Item 9: Notice of Dissolution of Group:
---------------------------------------

     Not applicable.

Item 10: Certification:
-----------------------

     Not applicable.

Signature:
----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

     February 14, 1997


                                       ALAN O. MAXWELL
                                       -----------------------------------------
                                       Alan O. Maxwell


                                Page 4 of 4 pages